SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
    UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               COMMISSION FILE NUMBER: 1-14881

                    MIDAMERICAN ENERGY HOLDINGS COMPANY
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           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              666 GRAND AVENUE
                           DES MOINES, IOWA 50309
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(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                 REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                    COMMON STOCK, NO PAR VALUE PER SHARE
                      PREFERRED STOCK PURCHASE RIGHTS
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          (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

            9-7/8 LIMITED RECOURSE SENIOR SECURED NOTES DUE 2003
                        9-1/2% SENIOR NOTES DUE 2006
 6-1/4% CONVERTIBLE JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES DUE 2012 6-1/2% CONVERTIBLE JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES DUE 2027
                        7.63% SENIOR NOTES DUE 2007
                        6.96% SENIOR NOTES DUE 2003
                        7.23% SENIOR NOTES DUE 2005
                        7.52% SENIOR NOTES DUE 2008
                        8.48% SENIOR BONDS DUE 2028
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(TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                   UNDER SECTION 13(A) OR 15(D) REMAINS)

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

            RULE 12G-4(A)(1)(I|X|               RULE 12H-3(B)(1)(I|X|
            RULE 12G-4(A)(1)(I|_|               RULE 12H-3(B)(1)(I|_|
            RULE 12G-4(A)(2)(I|_|               RULE 12H-3(B)(2)(I|_|
            RULE 12G-4(A)(2)(I|_|               RULE 12H-3(B)(2)(I|_|
                                                RULE 15D-6        |_|

APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR
NOTICE DATE:___13______
PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, MIDAMERICAN ENERGY HOLDINGS COMPANY HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

                                    MIDAMERICAN ENERGY HOLDINGS COMPANY
DATE: March 14, 2000
                                    BY:  /s/ STEVEN A. MCARTHUR
                                    NAME:  STEVEN A. MCARTHUR
                                    TITLE: VICE PRESIDENT



Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.